UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2010

ALL AMERICAN GOLD CORP.
(Exact name of registrant as specified in its charter)

Wyoming	000-54008	26-0665571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4839 North College Avenue, Indianapolis, Indiana	46205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 755-9766

8 Hart Avenue, 15 Floor, Flat D, Tsim Sha Tsui, Kowloon, Hong Kong
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 1, 2010, All American Gold Corp. (the “Company”, “we”, “us”), entered into a consulting agreement with Brent Welke, for a term of 36 months, whereby Mr. Welke has agreed to provide the Company with various consulting services as president, secretary, treasurer, chief executive officer, chief financial officer and director of the Company. As compensation, the Company has agreed to issue 2,500,000 shares of the Company’s common stock as well as US$1,000 on the first day of each of the 36 months, pursuant to the terms of the consulting agreement.

Item 5.02	Appointment of Certain Officers and Directors; Departure of Certain Officers and Directors

Also, on December 1, 2010, we received a resignation from Ma Cheng Ji (“Jack”). Mr. Ji resigned as president, secretary, treasurer, chief executive officer and chief financial officer of the Company. Mr. Ji will remain as a member of the Company’s board of directors. Mr. Ji’s resignation was not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.

As a result of Mr. Ji’s resignation, we appointed Brent Welke as president, chief executive officer and director of the Company.

Brent Welke – President, Secretary, Treasurer, Chief Executive Officer, Chief Financial Officer and Director

Since August 2002 to present, Mr. Welke has been an attorney practicing various areas of law such as estates, class actions, consumer protection and bankruptcy, and post conviction criminal litigation.

From April 2007 to August 2008, he was the chief executive officer of Agnova Corporation, a high tech soil supplement company. As a chief executive officer, Mr. Welke’s responsibilities included overseeing the company’s day-to-day activities.

The Company’s board of directors now consists of Ma Cheng Ji and Brent Welke. There have been no transactions between the Company and Mr. Welke since the Company’s last fiscal year which would be required to be reported herein. There are no family relationships among our directors or executive officers.

Item 9.01	Financial Statements and Exhibits

10.1	Consulting Agreement between the Company and Brent Welke dated December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALL AMERICAN GOLD CORP.

/s/ Brent Welke
Brent Welke
President and Director

Date: December 14, 2010